Exhibit 99.1

News Release

Public Storage announces upsized $3.0 billion Revolving Credit Facility, new $500 million Term Loan, and Establishes $1.0 billion Commercial Paper Program

FRISCO, Texas, June 25, 2026 – Public Storage (NYSE:PSA) (“Public Storage” or the “Company”) announced today that it has closed a new $3.0 billion unsecured revolving credit facility (the “Revolver”), plus a $500 million delayed draw term loan facility (the “Term Loan”), and established a $1.0 billion unsecured commercial paper program (the “Commercial Paper Program”). The Revolver replaces in its entirety the Company’s $1.5 billion revolving credit facility that was scheduled to mature June 12, 2027.

“The successful closing of our new credit facilities and the establishment of our Commercial Paper Program further strengthens Public Storage’s fortress balance sheet, enhances our liquidity, lowers our effective cost of capital, and expands our financial flexibility,” said Joe Fisher, President and Chief Financial Officer of Public Storage. “These actions are fully aligned with our PS4.0 strategy and reinforce the capability of our value creation engine — giving us efficient, scalable access to capital to fund accretive acquisitions, development and redevelopment, lending, and other high-return opportunities, while continuing to support the long-term per share growth of the business. We appreciate the continued confidence and support of our banking partners.”

The Revolver has total commitments of $3.0 billion available for borrowings in US dollars and certain foreign currencies and matures on June 25, 2030, with extension options available through June 25, 2031. The Term Loan is available to be drawn in up to four advances on or prior to December 22, 2026 and matures on June 25, 2031. The credit facility documentation also includes an accordion feature that permits Public Storage to increase total commitments under the Revolver or incur additional term loans by up to $2 billion, subject to obtaining additional lender commitments. Borrowings under the Revolver bear interest at SOFR plus 0.650% based on the Company’s current credit ratings, a reduction of 15 basis points as compared to the prior facility. Once drawn, the Term Loan will bear interest at SOFR plus 0.700% based on the Company’s current credit ratings. The spread applicable to both the Revolver and the Term Loan may increase or decrease in the future based on any change to Public Storage’s credit ratings.

Commercial paper notes issued under the Commercial Paper Program will rank pari passu with all of Public Storage’s other senior unsecured debt and will be fully and unconditionally guaranteed by Public Storage.

Wells Fargo Bank, National Association is serving as Agent for the Credit Facility. Wells Fargo Securities, LLC, BofA Securities, Inc., and JPMorgan Chase Bank, N.A. acted as joint bookrunners.

Commercial paper notes to be offered under the commercial paper program have not been and will not be registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The information contained in this news release shall not constitute an offer to sell or the solicitation of an offer to buy the notes under the commercial paper program, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Public Storage

Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At March 31, 2026, we: (i) owned and/or operated 3,546 self-storage facilities located in 40 states with approximately 259 million net rentable square feet in the United States and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels: SHUR), which owned 333 self-storage facilities located in seven Western European countries with approximately 19 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Frisco, Texas.

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